Exhibit 99.1

ABF and Teamster bargaining teams have agreed to another extension of the contract through the end of May. Our goal is to return ABF to profitability, which will preserve jobs and retirements while still providing the best wage and benefits package in the industry. We must ensure ABF’s long-term viability with a contract that reflects how the rest of the industry operates. We can’t continue with the contract that produced $250 million in losses since 2009.

The initial economic proposals we offered to the Teamsters this week align with that goal. While some compensation adjustments are necessary, it is important for our employees to recognize that our proposal will still provide them the best compensation package in the industry, certainly better than any alternative position they could get at another freight company and significantly better than our largest Teamster competitor, YRC. And we are not asking our union employees to do anything that our non-union employees have not already done.

The Teamsters have recognized publicly that ABF needs relief. We have taken a balanced approach to the negotiations and have specifically avoided proposing the meat-axe wage and benefit cuts that our competitors have been forced to adopt. Our goal has been to achieve the bulk of the cost reductions through changes in work rules and flexibility, but there is more to do.

We value our employees greatly and know from history that their interests are best served by a return to consistent profitability. As we continue to negotiate in the coming weeks, we remind our employees that our goal is to preserve their jobs and retirements, while still providing a wage and benefits package that is the best in the industry.

 A Subsidiary of Arkansas Best Corporation

Corporate Offices: 3801 Old Greenwood Road • Fort Smith, Arkansas 72903